Exhibit 99.1

Avnet Completes Acquisition of Access Distribution

Phoenix, Arizona —Jan. 2, 2007—Avnet, Inc. (NYSE:AVT) today announced that it has completed its acquisition of Access Distribution, a General Electric company and leading value-added distributor of complex computing solutions for $410.3 million in cash, subject to adjustments based upon the audited net book value at closing, effective December 31, 2006. The acquisition should be immediately accretive to earnings (excluding integration charges) and add approximately $0.20 EPS in calendar 2007. The integration of the Access business into Avnet’s Technology Solutions Group is expected to be essentially complete by the end of June 2007 with projected annual costs savings of $15 million.

Roy Vallee, Avnet’s Chairman and Chief Executive Officer, commented, “The acquisition of Access creates a level of scale and scope for our Technology Solutions Group that is unmatched in value-added IT distribution. By enhancing our technical capabilities and adding several hundred talented people to our team, Avnet is now able to deliver solutions to a broader base of value added resellers for enterprise computing solutions suppliers in North America and Europe. This is an excellent strategic fit that creates significant value for all Avnet stakeholders.”

With the acquisition completed, Avnet’s Technology Solutions group expands its portfolio to include the full line of products from Sun Microsystems and complementary suppliers such as Avaya, F5 Networks, McAfee and Nokia. In addition, Avnet expands its presence with value-added IT distribution into France, the Netherlands, Portugal and Spain.

“This move positions Avnet to offer the most robust suite of enterprise class technology solutions in the industry, thus enabling our customer and supplier partners to accelerate their growth,” said Rick Hamada, Chief Operating Officer, Avnet, Inc. “Our intent is to maintain the focus on Sun Microsystems already in place at Access with dedicated resources, similar to how we manage our other key server supplier relationships. With this expanded offering and our industry-leading system integration, marketing, financial and technical services, Avnet has raised the bar yet again for providing added-value in technology solutions distribution.”

The business unit will be known as Avnet Technology Solutions, Access Division. Former Access Distribution CEO Anna McDermott joins the leadership team for the Technology Solutions Group in the Americas and will lead the new Access Division as senior vice president and general manager, reporting directly to Avnet Technology Solutions, Americas President Fred J. Cuen.

Forward Looking Statements

This press release contains certain ‘forward-looking statements’

within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, particularly regarding the post-closing integration, the anticipated accretion to earnings, and other post-closing operating prospects, represent the Company’s judgment as of the date of this release. Risk and uncertainties that may materially affect the actual results include: (1) the extent and timing of our ability to obtain revenue enhancements and cost savings following the transaction and (2) those that are described from time to time in Avnet’s SEC filings, including the Company’s reports on Form 10-K, Form 10-Q and Current Reports on 8-K. Avnet expressly disclaims any intent or obligation to update such forward-looking statements, whether as a result of new information, future events or otherwise.

About Avnet

Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and technology services and solutions with more than 250 locations serving 70 countries worldwide.

The company markets, distributes and optimizes the supply-chain and provides design-chain services for the products of the world’s leading electronic component suppliers, enterprise computer manufacturers and embedded subsystem providers. Avnet brings a breadth and depth of capabilities, such as maximizing inventory efficiency, managing logistics, assembling products and providing engineering design assistance for its 100,000 customers, accelerating their growth through cost-effective, value-added services and solutions. For the fiscal year ended July 1, 2006, Avnet generated revenue of $14.25 billion. For more information, visit www.avnet.com.

General Electric, and GE Access, are registered trademarks of General Electric Company. Sun Microsystems, Inc., Sun, Sun Microsystems, are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries. All other company and product names contained herein are property of their respective holders.

CONTACT: Avnet, Inc.

Investor Relations Contact:

Vincent Keenan

Investor Relations

480-643-7053

investorrelations@avnet.com

Media Contacts:

Michelle Gorel

Americas Public Relations

480-643-7653

michelle.gorel@avnet.com

Kirsten Klatt

EMEA Public Relations

+49 (0) 2153 733 328

Kirsten.klatt@avnet.com

or

GE Capital Solutions

Stephen White, 203-749-6295

stephen.white@ge.com